Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-204908
333-204908-06

PROSPECTUS ADDENDUM

(to Amendment No. 9 dated June 9, 2015, to Prospectus Supplement dated July 6, 2010 and to Prospectus dated June 12, 2015)

UBS AG

UBS SWITZERLAND AG

2×Monthly Leveraged Long Exchange Traded Access Securities

(E-TRACS) Linked to the Alerian MLP Infrastructure Index due July 9, 2040

This prospectus addendum relates to the 2×Monthly Leveraged Long Exchange Traded Access Securities (E-TRACS) Linked to the Alerian MLP Infrastructure Index due July 9, 2040 (the “Securities”) previously issued by UBS AG. The Securities were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered the Securities, UBS AG prepared a prospectus supplement (as amended or supplemented from time to time), referred to as the “original prospectus supplement” relating to your Securities. Amendment No. 9 to the Prospectus Supplement for the Securities is attached to a “base” prospectus dated November 14, 2014.

UBS AG and UBS Switzerland AG have prepared a new “base” prospectus dated June 12, 2015. This new base prospectus replaces the base prospectus dated November 14, 2014. As disclosed in the new base prospectus, effective upon the date of the transfer by UBS AG to UBS Switzerland AG of UBS AG’s Retail & Corporate and Wealth Management business booked in UBS AG’s booking center in Switzerland, UBS Switzerland AG will become a co-obligor of the debt securities, including the Securities, previously issued by UBS AG. For additional information regarding the co-obligation, see “Description of Debt Securities We May Offer—Co-obligation of UBS Switzerland AG” in the new base prospectus.

In addition, on December 4, 2015, UBS AG announced that it has suspended further sales from inventory of the Securities and that such suspension will remain in effect until further notice from UBS AG. As previously announced on October 8, 2015, UBS AG does not intend to issue any new Securities. As a result, UBS AG does not intend to make further sales of previously issued but unsold Securities or any Securities that UBS Securities LLC may acquire in the future. The Securities will continue to trade on the NYSE Arca.

Because the terms of your Securities otherwise have remained the same, UBS AG and UBS Switzerland AG are continuing to use the original prospectus supplement, as amended. As a result, you should read the original prospectus supplement, as amended, for your Securities, which gives the specific terms of your Securities, together with the new base prospectus dated June 12, 2015. When you read these documents, please note that all references in the original prospectus supplement, to the base prospectus dated November 14, 2014, or to any sections of the applicable base prospectus, should refer instead to the new base prospectus dated June 12, 2015, or to the corresponding section of that new base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement to the base prospectus dated November 14, 2014, you should use the following website link to access the new base prospectus dated June 12, 2015: http://www.sec.gov/Archives/edgar/data/1114446/000119312515222016/d935416d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated November 14, 2014 that is provided in the original prospectus supplement for your Securities. A table of contents for the new base prospectus is provided on page 1 of the new base prospectus.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Addendum dated December 4, 2015